Exhibit 99.2

CEO Observations on Q4 2005 and the Current Business Plan for Firstwave Technologies, Inc.

2005 was a year of positive changes for Firstwave Technologies, Inc. To understand what we accomplished and what you might expect in the future, I would like to summarize the significant events for our shareholders.

1.
Sale of UK Subsidiary has been Positive for Firstwave. On June 3, we sold our UK subsidiary, to First Sports International (FSI). This transaction was felt to be in the company’s best interests due to the cash and earnings drain of the sports division on Firstwave. Following is a summary of the impact on our cash flow in 2005 and what we can expect as the payments related to this transaction are made:

•	Firstwave should receive $2,214,000 in total from FSI by June 2008.

•
Firstwave received $339,000 in 2005 and FSI owes a balance of $1,875,000 comprised of a $1,550,000 note and prepaid license royalties of $325,000 (in addition to the payments required under the note, FSI will pay 15% of all license fees until the Prepaid Royalties are fully recovered by Firstwave). The minimum note payment in 2006 will be $300,000 in June 2006 but the total payments in 2006 will be substantially more if the revenue run rate FSI has achieved in the last six months is maintained.

•
FSI has committed to pay Firstwave the $338,000 in Prepaid Royalties previously paid by Firstwave to The FA (the English football association). A portion of this amount has already been paid ($13,000 was paid in 2005 and an additional payment of $38,000 is presently due), and Firstwave presently anticipates receiving the full amount of this prepaid amount before June 2008. Since these payments constitute royalty payments against an asset on Firstwave’s balance sheet, they will be P&L neutral but will convert a prepaid expense on the balance sheet to cash in the bank.

2.
Fully Amortized Capitalized Software will contribute to Net Income . During the quarter ended December 31, 2005, Firstwave recorded $174,000 of amortization expense associated with the capitalized software development balance on the balance sheet. As Firstwave is not currently incurring capitalizable software development expenses, we anticipate that we will have completely amortized our Capitalized Software by June 30, 2006. This will reduce expenses by $174,000 per quarter, or $.06 per share, beginning in the third quarter of 2006.

3.
M1 Global Relationship expected to have a significant impact on Profitability. We believe the deal signed with M1 Global and announced on October 10, 2005 should improve Firstwave's profitability. In lieu of receiving 100% of the license and service revenues while carrying 100% of the related costs, Firstwave now receives 33% of the license revenues and 20% of the professional services revenues and has outsourced most of the associated expenses to M1 Global.

4.
Maintenance Revenues Continue to Contribute to Positive Cash Flow. Based upon the maintenance renewals received in the fourth quarter of 2005, Firstwave believes that its customer maintenance revenue base will be a continued source of significant revenues and cash flows. At close of business on December 31, 2005, Firstwave had maintenance contracts in place for $1,899,000 annually from existing customers. This amount will be increased by product sales to new customers by both M1 Global and Firstwave, and will decrease by maintenance cancellations. Positive customer feedback on Firstwave’s enhanced product suite completed in Q4 supports our hopes for maintaining a very high level of maintenance renewals.

5.
Improved Financials. Firstwave’s December 31, 2005 balance sheet reflects the dramatic improvements which it experienced in its financial condition during the fourth Quarter of 2005: Firstwave reduced its payables by $223,000 in the fourth quarter, yet Firstwave was able to improve its cash balance by more than 10%. In addition, in 2005 Firstwave incurred significant unusual and non-recurring legal expenses to document and accomplish the FSI and M1 Global transactions. Based upon our expense reductions together with reasonable expectations of collections from FSI and revenues from M1 Global, Firstwave currently anticipates positive cash flows in each quarter of 2006.

6.
Office Location Change Contributes to Rent Expense Reduction. Firstwave’s corporate office lease expired on October 31, 2005. At that time we moved into a new office and entered into a sublease with M1 Global. This new office arrangement will reduce our office rent in 2006 to the extent of almost $320,000 per year.

In summary, Firstwave’s primary objective is to attain and retain a positive return on our shareholders’ investment. Our focus is directed toward creating positive cash flows and positive earnings per share in the near future. Our board is considering a variety of options with respect to increasing shareholder value.

Thank you for your interest in and continued support of Firstwave Technologies, Inc.

Richard T. Brock
CEO and Chairman

### NOTE: Except for historical information contained herein, the matters set forth in this communication are “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by words such as will, expect, intends, believe, anticipates, should and words of similar meaning. Firstwave Technologies, Inc. (the “Company”) notes that the forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, such as potential fluctuations in quarterly results due to delays in purchase decisions and other adverse market conditions, whether the parties will be able to successfully launch a combined product offering and develop any significant customer following from the transactions described in this release, the Company's dependence on other parties to continue to perform under the agreements described in this release, whether the Company will be able to continue diversification of its revenues, competition and technological developments, the Company’s capital requirements and other liquidity concerns, the Company's ability to continue to comply with NASDAQ listing requirements, and the size, timing, and contractual terms of orders, and also the risks and uncertainties discussed under the caption “Certain Factors Affecting Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission (“SEC”), which discussions are incorporated herein by this reference. The information set forth herein is provided as of the date hereof. The Company does not assume, and expressly disclaims, any duty or obligation to update any of the information presented herein with respect to its consolidated operations or anticipated performance in 2006 or beyond.